Exhibit 99.1

Sono-Tek Reports Third Quarter and Nine Month Fiscal 2023 Financial Results and Provides Fiscal 2023 and Fiscal 2024 Revenue Guidance

- Supply Chain Delays Impact Current Sales, Backlog up 14% from Start of Fiscal Year, Projects Double Digit Revenue Growth in FY2024-

-Received 2nd $1.1M Order from Clean Energy Sector Subsequent to Quarter End-

MILTON, N.Y., January 17, 2023 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its third quarter and first nine months of fiscal year 2023, ended November 30, 2022.

Third Quarter Fiscal 2023 Highlights (compared with the third quarter of fiscal 2022 unless otherwise noted). The three-month periods ended November 30, 2022 and 2021 are referred to as the third quarter of fiscal 2023 and fiscal 2022, respectively.

•	Net sales were $3,586,000, a decrease of $883,000 or 19%, a result of supply chain challenges which included the delayed shipment of five machines with a value of $487,000. Net sales declined by 5% sequentially from $3,763,000 reported in the second quarter of fiscal 2023.
•	Gross Profit was $1,824,000, a decrease of $335,000 or 16%, due to the sales decrease, partially offset by a favorable product mix which caused the gross margin to increase 200 basis points to 51%.
•	Operating Expenses increased 3% to $1,721,000, led by a 25% increase in research and development expenditures to $520,000.
•	Operating Income and Income Before Taxes were $103,000 and $133,000 respectively, as a result of lower Gross Profit and increased Operating Expenses.
•	Backlog increased 14% to $6,223,000 on November 30, 2022 compared to backlog of $5,325,000 on February 28, 2022 (the end of fiscal year 2022), and increased 23% from the $5,049,000 backlog at August 31, 2022 (the end of the second quarter of 2023).

First Nine Months Fiscal 2023 Highlights (compared with the first nine months of fiscal 2022 unless otherwise noted). The nine-month periods ended November 30, 2022 and 2021 are referred to as the first nine months of fiscal 2023 and fiscal 2022, respectively.

•	Net Sales were $11,401,000, a decrease of $733,000 or 6%, due to a number of delayed shipments resulting from supply chain disruptions, and a dip in sales to Asia from the impact of the strong US dollar on Sono-Tek’s regional customers.
•	Gross Profit was $5,827,000, a decrease of $230,000 or 4%, due to the decrease in revenue, partially offset by a favorable product mix which caused the gross margin to increase 120 basis points to 51%.
•	Operating Expenses increased 8% to $5,165,000, driven by a 24% increase in R&D Development to $1,543,000.
•	Operating Income and Income Before Taxes were $662,000 and $1,295,000 respectively, as a result of lower Gross Profit and increased Operating Expenses.
•	As of November 30, 2022, Sono-Tek had $11,249,000 in cash, cash equivalents and marketable securities and no outstanding debt.

Fiscal 2023 and Fiscal 2024 Revenue Guidance

•	For Q4 FY2023, ending February 28, 2023, Sono-Tek expects to report a double digit sequential increase in net sales from the third quarter of fiscal 2023, which includes the shipment of some delayed products from the third quarter of fiscal 2023 backlog.
•	Year-over-year, Q4 FY2023 net sales are expected to be lower than the comparable quarter, due to the expected slippage of approximately $1.9 million in planned shipments into next fiscal year, due to supply chain delays, including the $1.1 million order for the clean energy segment that was previously announced.
~~•~~	Total net sales for the twelve months of fiscal year 2023, are now expected to be approximately 10% lower compared to net sales of $17.1 million in FY2022. Management projects the resumption of double digit growth next fiscal year, ending February 29, 2024.

Dr. Christopher L. Coccio, Chairman and CEO, commented, “Sono-Tek had a successful third quarter, considering the impacts and uncertainty of supply chain shortages combined with trucking and shipping delays on some of our project orders. The year-over-year decrease in sales flowed through the income statement and was the main reason for the decline in net income, although we remained firmly profitable. Our team has been working hard to locate alternative suppliers of key components in the face of significant vendor delivery problems and they’ve made great progress which will support future growth by increasing our inventory of in demand products and components to avoid similar disruptions. Fortunately, we have a strong balance sheet with over $11 million in cash, cash equivalents and marketable securities and no debt which enables us to be strategically nimble. Positively, key indicators for the future are all higher, including customer development work in our labs, quotations, orders, and most importantly, backlog and customer deposits.”

“Total Operating Expenses increased by 3% over last year’s third quarter as salaries were increased to retain key performers in this competitive and inflationary environment. For the full year, we expect to record a 5% increase in expenses over last year largely driven by our ongoing investments in R&D, which is the key to our future growth. Sales and Marketing decreased slightly in the quarter, although we expect an increase next fiscal year as trade show activity and in-person customer visits ramp up and displace virtual meetings, which is important for the sale and support of our high-tech products.”

“We anticipate the shipment of some delayed products from the current $6.2 million backlog will ship during the current fiscal year ending February 28, 2023, despite ongoing supply chain issues, resulting in a double digit sequential increase in net sales for the fourth quarter versus the third quarter of fiscal 2023. Full fiscal year 2023 net sales are now projected to decline by approximately 10% compared to last fiscal year. We do anticipate that double digit sales growth will resume next year based on our backlog, development lab and order activity. In fact, subsequent to quarter end we received a second $1.1 million order from a repeat customer in the clean energy sector which we expect to ship during fiscal 2024. Assuming all of the orders currently in hand and scheduled to ship next fiscal year remain on track, this will very likely result in Sono-Tek reporting the highest sales in its history. We appreciate the efforts of our team to achieve success in a very challenging environment, and look forward to realizing the promise of our investments and opportunities driven by the global initiatives to implement Green Energy technology that use Sono-Tek’s products and systems,” concluded Dr. Coccio.

Year-to-Date Fiscal 2023 Results (Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Nine Months Ended November 30,		Change
	2022	2021	$	%
Net Sales	$11,401	$12,134	($733)	(6%	)
Gross Profit	$5,827	$6,057	(230)	(4%	)
Gross Margin	51%	50%

Operating Income	$662	$1,282	(620)	(48%	)
Operating Margin	5.8%	10.6%

Net Income	$584	$1,987	($1,414)	(71%	)
Net Margin	5.1%	16.4%

Third Quarter Fiscal 2023 Results (Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Three Months Ended November 30,		Change
	2022	2021	$	%
Net Sales	$3,586	$4,419	($833)	(19%	)
Gross Profit	$1,824	$2,159	($335)	(16%	)
Gross Margin	51%	49%

Operating Income	$103	$491	($388)	(79%	)
Operating Margin	2.8%	11%

Net Income	$105	$376	($271)	(72%	)
Net Margin	2.9%	8.5%

Third Quarter and First Nine Months Fiscal 2023 Sales Overview

Total Sales were $3,586,000 in the third quarter, and $11,401,000 in the first nine months of fiscal 2023, a decrease of 19% and 6%, respectively. The decreases were primarily due to the impact of delayed shipments resulting from supply chain demand challenges.

By product, the largest decrease was in sales of multi-axis coating systems which declined year-over-year by 45% and 26% during the third quarter and first nine months of fiscal 2023, respectively. The declines stem from the impact of supply chain shortages for electronic components used in this product line. These components are still in short supply, suggesting that supply chain challenges for this product line will continue through the remainder of fiscal 2023, ending February 28, 2023.

Fluxing system sales increased 142% year over year in the third quarter and 66% for the first nine months of fiscal 2023 primarily due to the Company’s recently launched SelectaFlux X2 product being implemented at several large PCB contract manufacturers as well as the move of manufacturing operations from China to other countries which requires the purchase of new spray fluxers.

By market, sales to the industrial market grew 187% in the third quarter of fiscal 2023, and 142% for the first nine months of fiscal 2023, and were positively impacted by the delivery of three machines, valued at $216,000 each, that shipped to an industrial manufacturing company, two in the third quarter of fiscal 2023 and one in the first quarter. Three additional machines of the same value remain in backlog and are projected to ship to the same company in the fourth quarter of fiscal 2023.

Sales in the medical sector declined due to a strong comparable period in the prior year which included the shipment of a large medical system to China. Sales to the Alternative Energy market and R&D market decreased in both the three and nine month periods primarily due to supply chain challenges that have resulted in delayed shipments, which has been caused by the delayed receipt of critical electronic components for multi-axis costing systems. These are commonly purchased by both the Alternative Energy market and R&D market sectors.

By geography, approximately 56% of sales originated outside of the United States and Canada in the third quarter of fiscal 2023 compared with 78% in the third quarter of fiscal 2022. In the first nine months of fiscal 2023, approximately 55% of sales originated outside of the United States and Canada compared with 69% in the first nine months of fiscal 2022.

Strong sales growth from the US and Latin America in both the third quarter of fiscal 2023 and the first nine months of fiscal 2023 benefited from the continued trend of US companies to onshore a greater percentage of manufacturing operations to the US and Mexico to combat supply chain challenges and reduce political risk. These gains were offset by a 56% and 50% decrease in APAC sales for the third quarter of fiscal 2023 and the first nine months of fiscal 2023, respectively, primarily due to decreased shipments to China resulting from COVID-19 related lockdowns as well as the impact of a strong US dollar on the pricing and ordering patterns for Sono-Tek customers in APAC.

Backlog on November 30, 2022 was $6,223,000, an increase of 14% compared with backlog of $5,325,000 on February 28, 2022. Backlog increased 23% from the $5,049,000 backlog at August 31, 2022, the end of the second quarter of fiscal 2023. The increase in backlog is due to the receipt of additional orders being received and as well as the delay in shipments due to supply chain issues. Customer deposits increased 50% to $1,749,000 at November 30, 2022 from $1,168,000 at February 28, 2022, reflecting new orders that were received in the first nine months of fiscal 2023.

Third Quarter FY 2023 Financial Overview

Gross profit was $1,824,000, a decrease of 16% compared with $2,159,000 for the third quarter of fiscal 2022. The gross profit margin was 51% compared with 49% for the prior year period, primarily due to product mix.

Operating expenses were $1,721,000, a 3% increase from the prior year period. Research and product development costs increased 25% to $520,000 primarily due to increased salaries and the higher costs of research and development materials and supplies, which are directed at ongoing focused growth initiatives. Marketing and selling expenses decreased 6% to $793,000 primarily due to decreases in commissions, salaries and related costs, partially offset by increased travel and trade show expenses resulting from the global lifting of COVID-19 restrictions. General and Administrative expenses increased 1% to $408,000 primarily due to decreases in professional fees and corporate expenses partially offset by higher stock-based compensation.

Operating income was $103,000, a decrease of $388,000 or 79%, primarily due to decreases in revenue and gross profit combined with increases in operating expenses. Operating margin for the quarter decreased to 2.8% compared with 11.1% in the prior year period.

Net income decreased by 72% to $105,000, or $0.01 per share, compared with $376,000, or $0.02 per share, for the third quarter of fiscal 2022, primarily due to a decrease in operating income combined with a decrease in income tax expense for the period. Diluted weighted average shares outstanding were 15,773,370 compared to 15,654,936 for the prior year period.

First Nine Months FY2023 Financial Overview

Total Sales were $11,401,000, a decrease of 6% compared to $12,134,000 for the first nine months of fiscal 2022. Gross profit decreased 4% to $5,827,000 for the first nine months of fiscal 2023 compared with $6,057,000 in the first nine months of fiscal 2022. The gross profit margin was 51% compared with 50% for the prior year period. The improvement in the gross profit margin is primarily due to a favorable product mix with higher OEM sales.

Operating income was $662,000, a decrease of 48% compared with $1,282,000 for the first nine months of fiscal 2022. Operating margin for the first nine months of fiscal 2023 decreased to 5.8% compared with 10.5% in the first nine months of fiscal 2022. Net income was $573,000, or $0.04 per share, for the first nine months of fiscal 2023 compared with $1,987,000, or $0.13 per share, for the first nine months of fiscal 2022, which includes pretax PPP Loan forgiveness of $1,005,000. Diluted weighted average shares outstanding were 15,764,351 compared to 15,572,424 for the prior year period.

Balance Sheet and Cash Flow Overview

At November 30, 2022 cash, cash equivalents and marketable securities totaled $11.2 million, Sono-Tek had no debt on its balance sheet and stockholders’ equity was $14.5 million.

Capital expenditures in the third quarter of fiscal 2023 were $170,000 which were invested in ongoing upgrades to the Company’s manufacturing facilities. Sono-Tek anticipates capital expenditures will total approximately $450,000 - $500,000 in fiscal year 2023.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially.

These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom Sono-Tek does business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; the recovery of the Electronics/Microelectronics and Medical markets following COVID-19 related slowdowns; and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

-FINANCIAL TABLES FOLLOW -

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30,
	2022	February 28,
	(Unaudited)	2022
ASSETS

Current Assets:
Cash and cash equivalents	$3,176,037	$4,840,558
Marketable securities	8,073,293	5,867,990
Accounts receivable (less allowance of $56,123)	1,441,196	1,092,505
Inventories, net	3,260,411	2,373,242
Prepaid expenses and other current assets	150,631	323,304
Total current assets	16,101,568	14,497,599

Land	250,000	250,000
Buildings, net	1,579,688	1,621,878
Equipment, furnishings and building improvements, net	1,042,927	939,306
Intangible assets, net	61,867	76,015
Deferred tax asset	447,894	240,736

TOTAL ASSETS	$19,483,944	$17,625,534

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,152,679	$684,511
Accrued expenses	1,693,311	1,804,028
Customer deposits	1,748,648	1,167,968
Income taxes payable	204,361	58,874
Total current liabilities	4,798,999	3,715,381

Deferred tax liability	197,716	168,840
Total liabilities	4,996,715	3,884,221

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,742,073 and 15,729,175 shares issued and outstanding, respectively	157,421	157,292
Additional paid-in capital	9,483,417	9,310,287
Accumulated earnings	4,846,391	4,273,734
Total stockholders’ equity	14,487,229	13,741,313

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,483,944	$17,625,534

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended November 30,		Three Months Ended November 30,
	2022	2021	2022	2021

Net Sales	$11,401,029	$12,134,336	$3,586,165	$4,419,401
Cost of Goods Sold	5,574,035	6,077,645	1,761,797	2,260,874
Gross Profit	5,826,994	6,056,691	1,824,368	2,158,527

Operating Expenses
Research and product development costs	1,543,310	1,243,513	520,187	417,300
Marketing and selling expenses	2,359,430	2,349,607	792,710	845,362
General and administrative costs	1,262,670	1,181,502	407,990	405,280
Total Operating Expenses	5,165,410	4,774,622	1,720,887	1,667,942

Operating Income	661,584	1,282,069	103,481	490,585

Interest and Dividend Income	64,725	13,367	38,803	2,367
Net unrealized loss on marketable securities	(40,256)	—	(9,231)	—
Paycheck Protection Program Loan Forgiveness	—	1,005,372	—	—

Income Before Income Taxes	686,053	2,300,808	133,053	492,952

Income Tax Expense	113,396	314,063	28,155	116,783

Net Income	$572,657	$1,986,745	$104,898	$376,169

Basic Earnings Per Share	$0.04	$0.13	$0.01	$0.02

Diluted Earnings Per Share	$0.04	$0.13	$0.01	$0.02

Weighted Average Shares - Basic	15,733,284	15,541,247	15,738,180	15,622,721

Weighted Average Shares - Diluted	15,764,351	15,572,424	15,773,370	15,654,936

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Unaudited
	Nine Months Ended November 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$572,657	$1,986,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	366,238	333,729
Stock based compensation expense	173,259	92,680
Inventory reserve	(14,854)	(3,919)
Paycheck Protection Program Loan Forgiveness	—	(1,005,372)
Unrealized loss on marketable securities	40,255	—
Deferred tax expense	(178,282)	23,718
Decrease (Increase) in:
Accounts receivable	(348,691)	194,342
Inventories	(872,315)	(184,738)
Prepaid expenses and other current assets	172,673	11,460
(Decrease) Increase in:
Accounts payable and accrued expenses	357,451	(431,934)
Customer deposits	580,680	729,130
Income taxes payable	145,487	66,400
Net Cash Provided by Operating Activities	994,558	1,812,241

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(413,521)	(284,798)
(Purchase) Sale of marketable securities - net	(2,245,558)	1,213,508
Net Cash (Used in) Provided by Investing Activities	(2,659,079)	928,710

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	8,775
Net Cash Provided by Financing Activities	—	8,775

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,664,521)	2,749,726

CASH AND CASH EQUIVALENTS
Beginning of period	4,840,558	4,084,078
End of period	$3,176,037	$6,833,804

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—	$—
Income Taxes Paid	$159,490	$224,002

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2022	2021	$	%		2022	2021	$	%
Fluxing Systems	$252,000	$104,000	148,000	142%		$960,000	$579,000	381,000	66%
Integrated Coating Systems	193,000	60,000	133,000	222%		787,000	780,000	7,000	1%
Multi-Axis Coating Systems	1,493,000	2,721,000	(1,228,000)	(45%	)	4,962,000	6,692,000	(1,730,000)	(26%	)
OEM Systems	503,000	637,000	(134,000)	(21%	)	1,819,000	1,808,000	11,000	1%
Other	1,145,000	897,000	248,000	28%		2,873,000	2,275,000	598,000	26%
TOTAL	$3,586,000	$4,419,000	(833,000)	(19%	)	$11,401,000	$12,134,000	(733,000)	(6%	)

Market Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2022	2021	$	%		2022	2021	$	%
Electronics/Microelectronics	$1,307,000	$898,000	409,000	46%		$4,316,000	$4,605,000	(289,000)	(6%	)
Medical	877,000	1,604,000	(727,000)	(45%	)	3,350,000	3,418,000	(68,000)	(2%	)
Alternative Energy	720,000	1,459,000	(739,000)	(51%	)	2,027,000	2,848,000	(821,000)	(29%	)
Emerging R&D and Other	102,000	256,000	(154,000)	(60%	)	322,000	691,000	(369,000)	(53%	)
Industrial	580,000	202,000	378,000	187%		1,386,000	572,000	814,000	142%
TOTAL	$3,586,000	$4,419,000	(833,000)	(19%	)	$11,401,000	$12,134,000	(733,000)	(6%	)

Geographic Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2022	2021	$	%		2022	2021	$	%
U.S. & Canada	$1,585,000	$988,000	597,000	60%		$5,176,000	$3,769,000	1,407,000	37%
Asia Pacific (APAC)	834,000	1,901,000	(1,067,000)	(56%	)	2,367,000	4,754,000	(2,387,000)	(50%	)
Europe, Middle East, Asia (EMEA)	731,000	1,287,000	(556,000)	(43%	)	2,557,000	2,723,000	(166,000)	(6%	)
Latin America	436,000	243,000	193,000	79%		1,301,000	888,000	413,000	47%
TOTAL	$3,586,000	$4,419,000	(833,000)	(19%	)	$11,401,000	$12,134,000	(733,000)	(6%	)